Exhibit 107

Calculation of Filing Fee Table

Form F-3

(Form Type)

Yoshitsu Boueki Kabushiki Kaisha

(Exact Name of Registrant as Specified in its Charter)

Yoshitsu Co., Ltd

(Translation of Registrant’s name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	ordinary shares underlying American depositary shares(1)	Rule 457(c)	5,970,152	(2)	$0.663	(3)	$3,958,210.78	$147.60 per million dollars	$584.24	-	-	-	-
Fees Previously Paid	-	-	-	-		-		-	-	-	-	-	-	-
Carry Forward Securities
Carry Forward Securities	-	-	-	-		-		-	-	-	-	-	-	-
	Total Offering Amounts							$3,958,210.78		$584.24
	Total Fees Previously Paid									-
	Total Fee Offsets									-
	Net Fee Due									$584.24

(1)	As described in greater detail in the prospectus contained in this registration statement, the number of ordinary shares represented by American depositary shares (“ADSs”) to be offered for resale by selling shareholders upon exercise of 5,970,152 warrants is 5,970,152. The ADSs issuable upon deposit of the ordinary shares registered hereby are registered under a separate registration statement on Form F-6 (Registration No. 333-259717). Each ADS represents one ordinary share.
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional number of securities that may be issued from time to time to prevent dilution as a result of a distribution, split, combination, or similar transaction. Securities registered hereunder may be sold separately, or together with other securities registered hereunder.
(3)	The proposed maximum aggregate offering price per ordinary share underlying ADSs to be sold by the selling shareholders is estimated solely for the purposes of calculating the registration fee under Rule 457(c) under the Securities Act. The per share price is the average of the high ($0.6760) and low ($0.6500) sale prices per share of the ADSs on the Nasdaq Capital Market on August 19, 2024, which date is within five business days prior to the filing of this registration statement. The ordinary shares are only traded on the Nasdaq Capital Market in the form of ADSs.